Exhibit 23.1

The Board of Directors

Huttig Building Products, Inc.:

We consent to the use of our report dated February 24, 2011 with respect to the consolidated balance sheets of Huttig Building Products, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference in the registration statement on Form S-8.

/s/ KPMG LLP

St. Louis, Missouri

February 20, 2012